EXHIBIT 10.24
(NUCRYST LOGO)
March 14, 2002
PERSONAL & CONFIDENTIAL
Paul J. Schecter, M.D., Ph.D.
263 Dedham Street
Dover, MA 02030
OFFER OF EMPLOYMENT
Dear Paul,
I am pleased to offer you a position with NUCRYST Pharmaceuticals Inc., currently a subsidiary company of The Westaim Corporation (“Westaim”), on the following terms and conditions:

Employer:	NUCRYST Pharmaceuticals Inc. (“NUCRYST” or the “Company”)

Position:	Vice President, Drug Development & Regulatory Affairs Chief Medical Officer

Reporting To:	Scott H. Gillis, President

Start Date:	As soon as possible, but no later than May 1, 2002.

Base Salary:	USD $210,000 per annum, payable in arrears in equal semi-monthly installments.

Variable Pay:	An annual bonus based on the achievements of the divisions and corporate goals, utilizing the following percentages of base annual earnings:

— Threshold 20% — Target 35% — Stretch 50%

For the first twelve months of your employment, your Variable Pay will be paid out at a minimum of 15% of your base annual earnings from your date of hire.

Bonus:	You are eligible to receive a one time only signing bonus in the amount of USD $15,000 payable on the first pay period following the commencement of your employment.

Vacation:	Regular vacation entitlement is 20 days per year with the vacation year running from January 1st to December 31st.

Benefits:	NUCRYST will provide you with both a comprehensive company sponsored benefit plan which includes health, dental, life and disability insurance and a 401k plan (refer to the attached). You will also be eligible for the Company’s Employee Stock Purchase Plan.
NUCRYST Pharmaceuticals Inc.

50 Audubon Road, Suite B, Wakefield, MA 01880 Telephone: 781-224-1444 Fax: 781-246-6002

(NUCRYST LOGO)

Long Term
Incentives:	You will participate in the Westaim Biomedical Corp. 1998 Equity Incentive Plan, as amended (“Plan”) whereby you will be granted 60,000 stock options. Your options will have an exercise price equal to the exercise price for options issued under the Plan in effect on your start date with NUCRYST. The 60,000 options will vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of your commencement date. The options will be exercisable for 10 years after issuance, provided that unvested options will immediately terminate upon termination of employment for any reason. The options will be issued under and governed by the Plan and the Company’s standard stock option agreement applicable to subsidiary officers, which when executed will supercede this section of this offer letter.

Confidentiality
& Non-Compete:
As a term of your employment, you will be required to sign the Company’s standard form of non-disclosure and confidentiality agreement relating to confidentiality of information and assignment of inventions, prior to commencing employment. You will also be required to sign the Company’s non-compete agreement.

Code of
Conduct:	As a condition of your employment, you will be required to sign Westaim’s Corporate Policies relating to the principles of business conduct, prior to commencing employment.

Severance:	If your employment is terminated for any reason other than for cause, severance will be paid in amount equal to six months salary, less applicable taxes and six months continued health and dental insurance coverage.
This offer is open for acceptance until 5:00 p.m. (Eastern Standard Time) for five (5) days from the receipt of this letter. Please confirm your acceptance by signing below and forwarding to the attention of myself or Belinda Braley.
Paul, we are excited at the prospect of you joining NUCRYST and are confident that it will be a great fit for you and for us.
Sincerely,
/s/ Scott H. Gillis
Scott H. Gillis
President
NUCRYST Pharmaceuticals Inc.

/s/ Paul J. Schecter	3/14/02

Acceptance Signature	Date